Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Bombax Healthcare Acquisition Corporation on Form S-1 Amendment No.2 (File No. 333-260274) of our report dated March 8, 2022, with respect to our audit of the financial statements of Bombax Healthcare Acquisition Corporation as of December 31, 2021 and for the period from June 11, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

May 4, 2022

www.marcumbp.com